UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2011 (December 22, 2011)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2011, the Board of Directors (the “Board”) of HCA Holdings, Inc. (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Wayne J. Riley, M.D., President and Chief Executive Officer of Meharry Medical College, to the Board, effective as of January 1, 2012, thereby joining Messrs. Richard M. Bracken, R. Milton Johnson, John P. Connaughton, Kenneth W. Freeman, Thomas F. Frist III, William R. Frist, Christopher R. Gordon, Jay O. Light, Geoffrey G. Meyers, Michael W. Michelson, James C. Momtazee, and Stephen G. Pagliuca. Dr. Riley will also serve as a member of the Company’s Audit and Compliance Committee and Patient Safety and Quality of Care Committee. The Board also increased the size of the Board to thirteen members.

Dr. Riley was appointed as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation and the Stockholders’ Agreement between the Company and Hercules Holding II, LLC, which provides that the Board may determine the number of directors which shall constitute the Board and that a majority of the members of the Board may fill a newly created directorship resulting from any increase in the number of directors on the Board.

Dr. Riley will participate in the non-employee director compensation arrangements described in the Company’s prospectus, dated March 9, 2011, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, except that the initial equity awards will be granted at a later date as determined by the Board.

On December 28, 2011, the Company issued a press release announcing the election of Dr. Riley. The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1     Press Release, dated December 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ John M. Franck II
John M. Franck II
Vice President – Legal & Corporate Secretary

Date: December 28, 2011

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated December 28, 2011.